           CONSULTING AGREEMENT BETWEEN MAGNETAR FINANCIAL LLC AND CD
                             CAPITAL MANAGEMENT LLC

          This Consulting Agreement ("AGREEMENT") is entered into by and between
Magnetar Financial LLC ("MAGNETAR") and CD Capital Management LLC ("CD") as of
December 6, 2005.

          WHEREAS, the parties hereto are each separately engaged in the business of managing the investment activities of various private investment funds (those funds under the management of Magnetar are referred to herein collectively as the "MAGNETAR FUND"; those funds and accounts under the management of CD are referred to herein collectively as the "CD FUND"; and the
Magnetar Fund and the CD Fund are referred to herein collectively as the
"FUNDS");

          WHEREAS, in the course of their business activities Magnetar and CD at times find it advisable to discuss possible investment opportunities with one another;

          WHEREAS, CD has brought to the attention of Magnetar a possible investment opportunity pursuant to which CD has established, as of the date hereof, approximately a 4.9% position in the common stock (the "COMMON STOCK")
of Sunterra Corp. (the "COMPANY") on behalf of the CD Fund (the Common Stock of the Company is referred to herein as the "STOCK"). The CD Fund intends to acquire a minimum of 5% of the Stock and pursuant to that, to file a Schedule
13D at which time the CD Fund will become a 13D group ("13D GROUP") (as that term is defined under the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively being the "EXCHANGE ACT")) with respect to the Company. After filing the Schedule 13D, the 13D Group, managed by
CD, intends to take an activist role in connection with its investment in the
Company with the goal of increasing the price of the Stock, which CD believes to be undervalued (the "INVESTMENT THESIS");

          WHEREAS, Magnetar has conducted its own independent due diligence investigation of the Company, agrees with the Investment Thesis and desires to become a member of the 13D Group; and

          WHEREAS, Magnetar desires to direct the Magnetar Fund to participate in the investment opportunity described in the preceding paragraphs and to have
CD act as lead investor in the 13D Group.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. Investment. Magnetar will direct the Magnetar Fund to directly invest its capital, in consultation with CD as contemplated herein, to acquire shares of Stock, but in no event shall the Magnetar Parties (as defined herein)
beneficially own (directly or indirectly solely or together with any other person) or have any economic interest in greater than 950,000 shares of Stock.
Magnetar shall provide CD with (i) daily reports at the end of each trading day showing the aggregate number of shares of Stock acquired by the Magnetar Parties on such day, (ii) monthly reports within one trading day after the end of each month showing the aggregate number of shares of Stock acquired by the Magnetar
Parties in such month and (iii) all other

reports and information reasonably requested by CD. The parties acknowledge that in the event that Magnetar does not acquire beneficial ownership of at least
750,000 shares of Stock by December 16, 2005, then Magnetar shall so advise CD as of the close of business on such date and CD may terminate this Agreement and, as a result thereof, Magnetar shall thereupon cease to be part of the 13D
Group and the parties (unless otherwise agreed thereafter) shall thereupon no longer take coordinated activity with respect to the Company or its Stock.

     2. SEC Filings. CD will be responsible for making all required governmental filings in connection with the acquisition of the Stock by the 13D Group, which will include Magnetar. Accordingly, Magnetar will take all necessary action to cooperate with CD in making such filings, including providing to CD such information as is necessary and appropriate for such filings. In addition, and without limitation, pursuant to such cooperation, concurrently with the execution of this Agreement, and from time to time thereafter, Magnetar will provide CD's SEC counsel with all relevant information for Magnetar to be reported in the Schedule 13D as a "reporting person" and to properly reflect all information with respect to Magnetar and the Magnetar Fund in connection therewith.

     3. Activism; Expense Reimbursement.

          (a) In furtherance of the Investment Thesis, CD will, during the existence of the 13D Group, use the Funds' position in the Stock to attempt to expand the board of directors of the Company, to nominate persons who are independent of CD and the 13D Group, but as to whom members of the 13D Group have prior business dealings, and with the goal that such persons would be elected as directors of the Company in order to assist in the direction of the
Company's business in a manner previously outlined by CD to Magnetar. Inasmuch as neither CD nor any other member of the 13D Group will control such persons,
CD cannot of course guarantee any actions of such individuals should they become directors of the Company. In connection with foregoing, CD may engage in all acts and activities incidental to the foregoing purpose and consistent with this
Agreement, although CD will consult with Magnetar and advise Magnetar in advance of all major strategic actions proposed to be taken by CD which have not previously been discussed by CD and Magnetar. In addition, CD will communicate with the 13D Group (including Magnetar) on all strategic initiatives and will seek concurrence from the other members of the 13D Group. In addition, in connection therewith, CD will also inform Magnetar in advance of any
Transactions (as defined below) CD intends or is going to effect in the Stock.
Magnetar agrees to assist CD in its efforts by voting the Stock held by the
Magnetar Fund as suggested by CD, so long as Magnetar believes that voting the
Stock in such fashion is consistent with Magnetar's fiduciary duties to the
Magnetar Fund and in accordance with the Investment Thesis. If, consistent with the foregoing, Magnetar does not intend to, or has determined not to, vote as suggested by CD, it shall give CD five (5) trading days advance written notice of such fact and CD shall have the right to terminate this Agreement pursuant to
Section 6 below (it being understood that an intention or determination to not vote the Stock shall be deemed to be an intention or determination to vote the
Stock contrary to CD's suggestion). In furtherance of the foregoing, Magnetar agrees that (i) it may not vote the Stock contrary to CD's suggestion without compliance with the foregoing 5 trading day notice and (ii) during such notice period, Magnetar (as well as during any applicable 5 trading day period under
Section 6(b) below) will vote (or consent, as the case may be) its Stock as suggested by CD.

                                        2

          (b) Magnetar and the Magnetar Fund will jointly reimburse CD for all of CD's reasonable out-of-pocket expenses relating to CD's being the manager of the 13D Group, provided that such expenses will be allocated among the members of the 13D Group pro rata based on the number of shares of Stock held by each such member at the time of such allocation and, if appropriate to properly reflect allocation of expenses in the good faith estimate by CD, the period of time each member has participated in the 13D Group for the period as to which such expenses relate. Other than the expense reimbursement payable hereunder, neither Magnetar nor the Magnetar Fund shall have any obligation to pay any fees or other compensation to CD for its efforts and actions taken as lead investor and manager of the 13D Group or for its consulting services hereunder.

     4. Coordination of Activities. While any of Magnetar or any Magnetar Fund
is a member of the 13D Group, Magnetar, and the Magnetar Fund, and each other fund or any account managed by them and each officer, director, employee, or agent or representative of Magnetar and the Magnetar Fund and each other fund managed by it (each of the foregoing persons and entities being a "MAGNETAR
PARTY"), will coordinate with CD as to the direct or indirect acquisition or disposition of any position in the Stock or any other equity or debt security of the Company (whether directly or through any derivative instrument) (each such acquisition or disposition being a "TRANSACTION"). The foregoing coordination
(and definition of Transaction) includes, without limitation, coordination as to any short sale, any loan transaction, any option transaction and any swap transaction. In the event Magnetar and CD do not agree (each acting in its sole discretion) to such a proposed Transaction by a Magnetar Party, and Magnetar nonetheless desires to effectuate such Transaction, then Magnetar will so inform
CD in writing and Magnetar may following such written notice terminate this
Agreement in accordance with Section 6 below. In no event shall such proposed
Transaction be consummated by such Magnetar Party unless Magnetar so terminates this Agreement and the period during which CD may exercise its rights set forth in Section 6(b) below has expired. Each party otherwise acknowledges that the only purpose of this Agreement is to assist each of the Funds in their separate efforts to acquire, hold, vote, and ultimately dispose of the Stock for a profit. The parties may engage in any other activities, whether or not competitive with each other, so long as such activities do not breach the specific terms of this Agreement.

     5. Representations and Warranties.

          (a) CD hereby represents and warrants to Magnetar as follows (it being understood that solely for purposes of the following representations and warranties the term "CD Fund" shall refer only to CD Investment Partners, Ltd.):

               (i) CD and the CD Fund are duly organized and validly existing under the laws of the jurisdictions of their respective organization, and each has the requisite power and authority to engage in the activities contemplated hereunder;

               (ii) There are no material actions, claims or proceedings pending or, to CD's knowledge, proposed or threatened in any court or before or by any governmental or administrative body, nor have there been any such suits, claims or proceedings, to which CD, the CD Fund, or any key employees of CD is a party, or to which any material portion of CD or the

                                        3

CD Fund's assets is subject, that CD has not notified Magnetar of in writing and that may adversely affect their ability to perform any obligations under this
Agreement;

               (iii) CD and the CD Fund will comply in all material respects with all applicable laws, rules and regulations relating to the activities contemplated hereunder;

               (iv) This Agreement has been duly and validly authorized,
executed and delivered by CD; and

               (v) The execution and delivery of this Agreement, the incurrence of CD's obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any other agreement to which CD or the CD Fund is subject, either of their constituent documents, or any order, rule or regulation applicable to either of them.

          (b) Magnetar hereby represents and warrants to CD as follows:

               (i) Magnetar and the Magnetar Fund are duly organized and validly existing under the laws of the jurisdictions of their respective organization, and each has the requisite power and authority to engage in the activities contemplated hereunder;

               (ii) There are no material actions, claims or proceedings pending or, to Magnetar's knowledge, proposed or threatened in any court or before or by any governmental or administrative body, nor have there been any such suits, claims or proceedings, to which Magnetar, the Magnetar Fund, or any key employees of Magnetar is a party, or to which any material portion of Magnetar or the Magnetar Fund's assets is subject, that Magnetar has not notified CD of in writing and that may adversely affect their ability to perform any obligations under this Agreement;

               (iii) Magnetar and the Magnetar Fund will comply in all material respects with all applicable laws, rules and regulations relating to the activities contemplated hereunder;

               (iv) This Agreement has been duly and validly authorized,
executed and delivered by Magnetar;

               (v) The execution and delivery of this Agreement, the incurrence of Magnetar's obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any other agreement to which Magnetar or the Magnetar Fund is subject, either of their constituent documents, or any order, rule or regulation applicable to either of them;

               (vi) As of the date hereof, no Magnetar Party owns, or has any right to acquire, any shares of Stock or any other equity or debt securities of the Company; and

               (vii) Since November 7, 2005 and up to and including the date hereof, no Magnetar Party has, directly or indirectly, effected or agreed to effect any transactions in any securities of the Company, including, without limitation, any short sale, whether or not against

                                       4

the box, established any "put equivalent position" (as defined in Rule 16a-l(h)
under the Exchange Act) with respect to the Stock, granted any other right
(including, without limitation, any put or call option) with respect to the
Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Stock or otherwise sought to hedge its position in the Stock.

     6.   Termination; Rights Upon Termination.

          (a) This Agreement will terminate on the earliest of:

               (i) the delivery of a written termination notice from CD to
Magnetar; or

               (ii) five (5) trading days following delivery of a written termination notice from Magnetar to CD.

          (b) If this Agreement is terminated by (1) Magnetar for any reason other than a material breach of this Agreement by CD, (2) CD in the event of a material breach of this Agreement by Magnetar, (3) CD in the event described in
Section 3(a) above or (4) Magnetar under Section 4 above, then CD shall have the right for a period of five (5) trading days' after the termination of this
Agreement to purchase any shares of Stock owned by the Magnetar Parties on the date of such termination by delivering a written notice to Magnetar specifying that CD has elected to exercise its right under this Section 6(b), the number of such shares CD so desires to purchase and the date on which CD will consummate such purchase (but in no event shall such date be later than the last trading day of such five (5) trading day period), provided however that such purchase is conditioned on Magnetar and CD each agreeing in its discretion on the price at which such purchase is to be effectuated. In connection with the foregoing, during such five (5) trading day period, none of the Magnetar Parties will take any action (or omit to take any action) which would be inconsistent with or have the purpose of circumventing this Section 6(b). Notwithstanding anything contained in this Agreement to the contrary, all of the provisions applicable to the Magnetar Parties contained in this Agreement shall survive the termination of this Agreement during the five trading DAY period referred to in this paragraph (b) above as if this Agreement had not been terminated.

     7. Confidentiality. Each of the parties shall hold in confidence the transactions contemplated hereunder and the terms of this Agreement except as otherwise required by law or regulatory or judicial process to disclose such information (including any disclosures that are made by either party upon the advice of counsel in conjunction with any required filing of disclosure statements under Rule 13(d)). Magnetar hereby consents to this Agreement being filed as an exhibit to the Schedule 13D.

     8. Relationship of the Parties. CD is acting as a consultant to Magnetar and shall have no power to bind Magnetar or the Magnetar Fund in any respect.
For avoidance of doubt, CD is not acting, and shall have no obligation with respect to Magnetar or the Magnetar Fund, as an investment adviser or broker with respect to the transactions contemplated by this Agreement or otherwise.
Nothing in this Agreement shall be construed to create a partnership or other

                                        5

business combination between the parties, and the parties specifically disclaim that they are creating any such partnership or business combination.

     9. Notices. Except as otherwise expressly provided herein, any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by facsimile transmission, or one day after being sent by a nationally recognized overnight delivery service -- in each case, charges and postage prepaid -- properly addressed to the party to receive such notice at the last address furnished for such purpose by such party.

     10. Severability. In the event that any provision of this Agreement is held to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall be strictly limited to such jurisdiction and no other and the remaining provisions of this Agreement in such jurisdiction shall not be affected thereby. Furthermore, in the event of any such invalidity or unenforceability, this Agreement shall be interpreted so as to achieve the intent expressed herein to the fullest extent permitted by law in the jurisdiction in question and otherwise as set forth herein.

     11. GOVERNING LAW; FORUM: WAIVER OF JURY TRIAL.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED
IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO
PRINCIPLES OF CONFLICTS OF LAW.

          (b) ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO
THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE INSTITUTED IN
FEDERAL COURT IN THE NORTHERN DISTRICT OF ILLINOIS TO THE EXTENT THAT COURT WILL
TAKE JURISDICTION OVER SUCH ACTION SUIT OR PROCEEDING OR, IF THAT COURT CANNOT
TAKE SUCH JURISDICTION, IN ILLINOIS STATE COURT LOCATED IN THE CITY OF CHICAGO,
ILLINOIS, AND EACH PARTY AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR
OTHERWISE, IN ANY SUCH ACTION, SUIT OR PROCEEDING, ANY CLAIM THAT IT IS NOT
SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURT, THAT THE ACTION, SUIT OR
PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE ACTION,
SUIT OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER
HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT. EACH PARTY FURTHER IRREVOCABLY
SUBMITS THE JURISDICTION OF SUCH COURT IN ANY SUCH ACTION, SUIT, OR PROCEEDING.
ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR
PROCEEDING SHALL BE EFFECTIVE AGAINST ANY PARTY IF GIVEN PERSONALLY OR BE
REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OF
MAIL THAT REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED TO SUCH PARTY AS
HEREIN PROVIDED.

          (c) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO
HEREBY, ON ITS OWN BEHALF AND ON BEHALF OF EACH FUND

                                       6

AND THEIR INVESTORS, IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY
ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS
AGREEMENT OR ANY MATTER ARISING HEREUNDER.

     12.  Miscellaneous.

          (a) This Agreement incorporates the entire understanding of the parties with respect to the subject matter hereof, and supersedes all previous agreements regarding such subject matter, should they exist.

          (b) This Agreement shall not be amended except by a writing signed by the parties hereto.

          (c) No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto either before or after the effective date of this Agreement or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

          (d) This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

          (e) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same agreement.

          (f) The headings at the beginning of the Sections of this Agreement are solely for convenience of reference and are not part of this Agreement. All references to Sections are intended to refer to Sections of this Agreement, except as otherwise indicated.

          (g) In addition to any other provisions of this Agreement which by their terms are applicable after termination of this Agreement, the provisions of this Section 12 and expense reimbursement under Section 3(b) for the period prior to termination of this Agreement during which any of the Magnetar Parties was a member of the 13D Group shall survive and continue in full force in accordance with their terms notwithstanding the termination of this Agreement.

          (h) No CD Party shall have any obligations to any Magnetar Party other than those expressly set forth in this Agreement and any other obligations arising by applicable law. CD, the CD Fund and each of their respective managers, officers, employees, members, principals, agents and affiliates (each being a "CD Party") shall not be liable to any Magnetar Party for any claims, costs, expenses, damages or losses arising out of or in connection with this
Agreement or any Magnetar Party's investment in the Company, in each case, other than to the extent attributable to the fraud or gross negligence of CD or the willful disregard of CD's material obligations to Magnetar hereunder.

          (i) No Magnetar Party shall have any obligations to any CD Party other than those expressly set forth in this Agreement and any other obligations arising by applicable law. No Magnetar Party shall be liable to any CD Party for any claims, costs, expenses, damages or losses arising out of or in connection with this Agreement or any CD Party's investment in the

                                        7

Company, in each case, other than to the extent attributable to the fraud or gross negligence of Magnetar or the willful disregard of Magnetar's material obligations to CD hereunder.

          (j) CD shall indemnify and hold harmless the Magnetar Parties from and against any loss or expense suffered or sustained by them (including, without limitation, any judgment, settlement, attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding) to the extent attributable to the fraud or gross negligence of CD or the willful disregard of CD's material obligations to
Magnetar hereunder.

          (k) Magnetar shall indemnify and hold harmless the CD Parties from and against any loss or expense suffered or sustained by them (including, without limitation, any judgment, settlement, attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding) to the extent attributable to the fraud or gross negligence of Magnetar or the willful disregard of Magnetar's material obligations to CD hereunder.

          (l) To the extent that action or inaction is contemplated by this
Agreement with respect to any Magnetar Party other than Magnetar, then Magnetar shall cause such other Magnetar Party to take (or omit to take as the case may
be) such action (or inaction).

                            [signature page follows]

                                        8

     IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

MAGNETAR FINANCIAL LLC                  CD CAPITAL MANAGEMENT LLC

By: /s/ Alec Litowitz                   By: /s/ John Ziegelman
    ---------------------------------       ------------------------------------
Its: CHIEF EXECUTIVE OFFICER                John Ziegelman
                                        Its: President